EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 30, 2021 on the consolidated financial statements of Duos Technologies Group, Inc. and Subsidiaries, as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included herein on Amendment No. 1 to Form S-1 of Duos Technologies Group, Inc. and Subsidiaries, under the Securities Act of 1933, and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 28, 2021